Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

International Stem Cell Corporation and Subsidiaries

Oceanside, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form SB-2/A (No. 333-142048) and on Form S-8 (Nos. 333-164539 333-150920, 333-159424 and 333-159421) of our report dated March 22, 2010 of International Stem Cell Corporation and subsidiaries (the Company), a development stage company, relating to the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ deficit and stockholders’ equity and cash flows for the years then ended and for the period from inception (August 17, 2001) to December 31, 2009, which report is included in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Vasquez & Company LLP

Los Angeles, California

March 22, 2010